Exhibit 99.1
UPC Holding B.V.
UPC Holding B.V. Provides Selected Financial Information for
the Period Ending June 30, 2006
Amsterdam, the Netherlands — August 10, 2006: UPC Holding B.V. (“UPC Holding”) is providing today selected, preliminary financial information for the three and six months ended June 30, 2006. UPC Holding is a subsidiary of Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB, LBTYK). A copy of this press release will be posted to the Liberty Global website (www.lgi.com). In addition, the full financial statements with the accompanying notes are expected to be posted prior to the end of August.
Highlights for the period compared to UPC Holding’s results for the same period last year, except where specifically noted, include1:
•	An organic[2] increase of approximately 110,000 RGUs[3] in the second quarter of 2006

•	Revenue growth of 23% to €478 million

•	Operating cash flow (OCF)[4] growth of 23% to €182 million

•	Operating income decrease of 26% to €25 million
Operating Results
We had 9.7 million total RGUs from continuing operations as of June 30, 2006, including an increase of over 123,000 from March 31, 2006. Total organic RGUs additions were approximately 110,000 from March 31, 2006, which represent an approximate 22% increase over the prior year period’s organic additions. In terms of organic RGU additions by product, during the second quarter 2006 we added 88,000 broadband Internet subscribers, 63,000 telephony subscribers and had a decrease of 41,000 video subscribers.
Our organic subscriber additions for broadband Internet and telephony increased by 41% and 53% respectively from the same period last year. The increase in organic subscriber additions for broadband Internet was driven by strong results in both Western as well as Central and Eastern Europe, while the increase in telephony was primarily due to the expansion of VoIP into new markets in Central and Eastern European countries such as Poland, Romania, and the Czech Republic. Later this year, we intend to launch VoIP in several additional countries. As a consequence of the new markets in which we have introduced VoIP, our total telephone marketable homes were 6.7 million as of June 30, 2006 and our total subscribers were 712,000 for a penetration of telephone marketable homes of approximately 11%. Our Internet broadband subscriber penetration of Internet marketable homes as of June 30, 2006 was 20%.

[1]	Results from UPC Norway, UPC Sweden and UPC France are treated as discontinued operations in the historical financial figures. As a result, their revenue and operating cash flow for all historical periods are retroactively removed from such figures. Additionally, we are reporting subscriber metrics excluding the impact of discontinued operations.

[2]	Organic figures exclude RGUs at the date of acquisition but include the impact of changes in RGUs from the date of acquisition.

[3]	Please see footnote 4 on page 11 for the definition of Revenue Generating Units.

[4]	Please see page 7 for an explanation of operating cash flow and a reconciliation to operating income.

In terms of video subscribers, we added approximately 148,000 digital and DTH video subscribers (including conversions from analog) in the quarter, with the majority coming from the Netherlands and Ireland. In terms of total video subscribers, we experienced a decrease as a result of anticipated competitive developments in analog video and DTH. Our “digital for all” (D4A)5 initiative in the Netherlands continues largely on track, and we continue to be encouraged by the consumer acceptance of our video product. In that market, we added 136,600 digital subscribers in Q2’06, an increase of 11% from our digital additions of 123,600 in Q1. At June 30, 2006, we had 345,500 digital RGUs which represents a penetration rate of 16% as compared to digital video penetration of only 4% at year end 2005. In addition, approximately 50% of our digital customers are taking an extra channel package and/or another pay TV product from us. As we look to the second half of 2006, we are excited about the upcoming new product introductions of high definition (HD) programming, digital video recorders (DVRs) and video-on-demand (VOD) services, all of which we expect to launch soon and which should positively impact consumer acceptance.
Customer relationships totaled approximately 7.8 million as of June 30, 2006. We continue to see an increase in the number of double and triple play customers. Of our total customer relationships, nearly 18% subscribed to either two or more products versus approximately 16% for the comparable period last year.
Finally, we have made significant progress in the rebalancing of our cable operations by completing the sale of UPC Sweden, which occurred in the second quarter, and the sale of UPC France, which occurred subsequent to quarter end, for total gross proceeds of approximately €1.6 billion. In each case, we sold our operations at attractive multiples. Additionally, we have completed small acquisitions in Romania and Slovenia of approximately 13,000 RGUs, expanding our footprint within each of those markets.
Financial Results
Total consolidated revenue for the three months ended June 30, 2006 increased to €478 million, a 23% increase as compared to the same period last year. The increase in revenue was primarily due to acquisitions in Austria, Romania, and Ireland as well as the continued growth in our Central and Eastern European businesses. Revenue growth was approximately 10%, as rebased for acquisitions and foreign currency effects (rebased)6.
Operating cash flow for the three months ended June 30, 2006 increased to €182 million, a 23% increase as compared to the same period last year. The increase was principally driven by the impact of acquisitions and the continued growth in our Central and Eastern European businesses. Our total rebased OCF growth for the period was approximately 12%, driven by Central and Eastern Europe, which grew 23% on a rebased basis.
Excluding the results of the Netherlands, where we have our D4A initiative underway, our total rebased OCF growth rate for the quarter would improve to 26%. As expected, the Netherland’s OCF results reflect higher operating, marketing and customer care costs associated with our D4A initiative, which was launched in the fourth quarter last year, as we invest in the roll-out of digital boxes to drive future

[5]	In our D4A project, we provide a digital interactive television box and digital service at the analog rate for six months to analog subscribers who accept the box and agree to accept the service. Upon acceptance of the box, the subscriber is counted as a digital cable subscriber rather than an analog cable subscriber. After the six month promotional period, the subscriber will have the option to discontinue the digital service or pay an additional amount, on top of the analog rate, to receive the digital service. An estimated 10% to 15% of the Netherlands digital cable subscribers at June 30, 2006 have accepted but not installed their digital converter boxes.

[6]	For the purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the respective periods in 2006, we have adjusted our historical 2005 revenue and OCF to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2005 and 2006 in the respective 2005 rebased amounts to the same extent that the revenue and OCF of such entities are included in the respective 2006 results and (ii) reflect the translation of our 2005 rebased amounts at the applicable average exchange rates that were used to translate our 2006 results. Please see page 9 for supplemental information.

growth in that market. We expect to continue experiencing pressure on total OCF from our operations in the Netherlands, whose results are affected by the pace of the roll-out of our D4A initiative.
Total OCF margin7 was 38% for both of the three month periods ended June 30, 2006 and 2005. Margin decline in Western Europe was partially offset by margin improvement in Central and Eastern Europe, as well as a decrease in the percentage of revenue represented by central and corporate costs, versus the same period last year.
2006 Guidance Update
With respect to the full year 2006 targets for UPC Holding, we believe that we are tracking to achieve our previously issued guidance provided on March 15, 2006, after adjusting for acquisitions and divestitures that have been completed, including the divestitures of UPC Sweden and UPC France.
About UPC Holding B.V.
UPC Holding owns businesses that provide video, high-speed Internet access and telephone services through broadband networks in 10 European countries (excluding France). At June 30, 2006, UPC Holding’s networks passed approximately 10.9 million homes and served approximately 9.7 million revenue generating units (as customarily defined by Liberty Global), including approximately 7.5 million video subscribers, 1.5 million broadband Internet subscribers and 0.7 million telephone subscribers.
On July 29, 2005, UPC Holding issued €500 million of 7 3/4% Senior Notes due 2014 and on October 10, 2005, UPC Holding issued a further €300 million of 8 5/8% Senior Notes due 2014. UPC Holding is required under the terms of the indentures for the foregoing Senior Notes to provide certain financial information regarding UPC Holding B.V. to bondholders on a quarterly basis. UPC Broadband Holding B.V., a wholly owned subsidiary of UPC Holding, is the borrower and UPC Holding is the guarantor of outstanding indebtedness under a senior secured credit facility (the “UPC Broadband Holding bank facility”) which also requires the provision of certain financial and related information to the lenders. This press release is being issued at this time, in connection with those obligations, due to the contemporaneous release by Liberty Global of its second quarter results. The financial information contained herein is preliminary and subject to possible change. UPC Holding presently expects to issue its financial statements prior to the end of August, at which time they will be posted in the investor relations section of the Liberty Global website (www.lgi.com). Copies will also be available from the Trustee for the Senior Notes.
Disclaimer
This press release contains forward-looking statements, including our anticipated acquisition of Karneval, our guidance for 2006, our insights and expectations regarding competition in our markets, the impact of our M&A activity on our operations and financial performance and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include required governmental approval for the acquisition of Karneval, the continued use by subscribers and potential subscribers of UPC Holding’s services, changes in technology, regulation and competition, our ability to achieve expected operational efficiencies and economies of scale, the long-term success of our digital migration project, our ability to generate expected revenue and operating cash flow and achieve assumed margins including, to the extent annualized figures imply forward-looking projections, continued performance comparable with the period annualized, as well as other factors detailed from time to time in Liberty Global’s filings with the Securities and Exchange Commission including Liberty Global’s most recently filed Form 10-K and Form 10-Q. These forward-looking statements speak only as of the date of this release. UPC Holding expressly disclaims any obligation or

[7]	OCF margin is calculated by dividing the OCF for the respective period by total revenue.

undertaking to disseminate any updates or revisions to any guidance and other forward-looking statement contained herein to reflect any change in UPC Holding’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
For more information, please contact:

Iván Nash Vila	Bert Holtkamp
Investor Relations — Europe	Corporate Communications — Europe
+41 44 277 9738	+31 20 778 9447

Selected Financial Data
The following table provides selected, preliminary Revenue and Operating Cash Flow data for the three and six months ended June 30, 2006 and 2005 for each reportable segment of UPC Holding. The selected financial data contained herein is preliminary and unaudited and subject to possible adjustments in connection with the publication of UPC Holding’s second quarter financial statements. In each case, the tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the Euro change and percentage change from period to period, (iii) the percentage change from period to period, after removing foreign currency effects (FX), and (iv) the percentage change from period to period, after adjusting the three and six month 2005 periods to reflect acquisitions to the extent that they are included in the three and six month 2006 results and adjusting the three and six month 2005 results to the applicable three and six month 2006 exchange rates (see supplemental information on page 9). The comparison that excludes FX assumes that exchange rates remained constant during the periods that are included in each table. Other Western Europe includes our operating segments in Ireland and Belgium. Other Central and Eastern Europe includes our operating segments in Poland, Czech Republic, Slovak Republic, Romania and Slovenia.
During the second quarter of 2006, we changed our reporting such that we no longer allocate the central and corporate costs of the UPC Broadband Division to its individual operating segments within UPC Holding. Instead, we present these costs as a separate category. The UPC Broadband Division’s central and corporate costs include billing, programming, network operations, technology, marketing, facilities, finance, legal and other administrative costs. Segment information for all periods presented has been restated to reflect the above-described changes and to present UPC Norway, UPC Sweden and UPC France as discontinued operations. Previously, UPC Norway and UPC Sweden were included in our Other Western Europe reportable segment and UPC France was presented as a separate reportable segment. Accordingly, we present only the reportable segments of our continuing operations in the following tables.
Revenue

					Increase
	Three months ended		Increase		(decrease)
	June 30,		(decrease)		excluding FX	Rebased
	2006	2005	€	%	%	%
	amounts in millions, except % amounts
The Netherlands	€160.8	€154.9	€5.9	3.8	3.8	—
Austria	84.2	64.8	19.4	29.9	29.9	—
Other Western Europe	60.0	44.8	15.2	33.9	33.9	—

Total Western Europe	€305.0	€264.5	€40.5	15.3	15.3	5.8

Hungary	60.4	56.3	4.1	7.3	14.0	—
Other Central and Eastern Europe	110.6	67.2	43.4	64.6	58.1	—

Total Central and Eastern Europe	€171.0	€123.5	€47.5	38.5	38.0	16.3

Central and corporate operations	1.5	0.5	1.0	200.0	200.0	—

Total UPC Holding	€477.5	€388.5	€89.0	22.9	22.8	9.6

					Increase
	Six months ended		Increase		(decrease)
	June 30,		(decrease)		excluding FX	Rebased
	2006	2005	€	%	%	%
	amounts in millions, except % amounts
The Netherlands	€323.7	€310.6	€13.1	4.2	4.2	—
Austria	156.5	129.5	27.0	20.8	20.8	—
Other Western Europe	119.8	70.3	49.5	70.4	70.4	—

Total Western Europe	€600.0	€510.4	€89.6	17.6	17.6	4.9

Hungary	122.7	111.3	11.4	10.2	15.6	—
Other Central and Eastern Europe	216.6	131.0	85.6	65.3	58.8	—

Total Central and Eastern Europe	€339.3	€242.3	€97.0	40.0	39.0	17.2

Central and corporate operations	2.2	1.0	1.2	120.0	120.0	—

Total UPC Holding	€941.5	€753.7	€187.8	24.9	24.6	9.2

Operating Cash Flow

					Increase
	Three months ended		Increase		(decrease)
	June 30,		(decrease)		excluding FX	Rebased
	2006	2005	€	%	%	%
	amounts in millions, except % amounts
The Netherlands	€78.4	€80.6	€(2.2)	(2.7)	(2.7)	—
Austria	38.7	32.7	6.0	18.3	18.3	—
Other Western Europe	20.6	15.9	4.7	29.6	29.6	—

Total Western Europe	€137.7	€129.2	€8.5	6.6	6.6	2.4

Hungary	28.3	24.3	4.0	16.5	24.1	—
Other Central and Eastern Europe	51.6	30.6	21.0	68.6	62.2	—

Total Central and Eastern Europe	€79.9	€54.9	€25.0	45.5	45.4	22.6

Central and corporate operations	(35.8)	(36.7)	0.9	(2.5)	(2.5)	—

Total UPC Holding	€181.8	€147.4	€34.4	23.3	23.3	11.6

					Increase
	Six months ended		Increase		(decrease)
	June 30,		(decrease)		excluding FX	Rebased
	2006	2005	€	%	%	%
	amounts in millions, except % amounts
The Netherlands	€164.1	€173.0	€(8.9)	(5.1)	(5.1)	—
Austria	75.2	65.0	10.2	15.7	15.7	—
Other Western Europe	41.2	25.7	15.5	60.3	60.3	—

Total Western Europe	€280.5	€263.7	€16.8	6.4	6.4	0.2

Hungary	58.0	48.8	9.2	18.9	25.0	—
Other Central and Eastern Europe	102.6	60.9	41.7	68.5	61.9	—

Total Central and Eastern Europe	€160.6	€109.7	€50.9	46.4	45.5	22.8

Central and corporate operations	(72.5)	(70.5)	(2.0)	2.8	2.8	—

Total UPC Holding	€368.6	€302.9	€65.7	21.7	21.4	8.4

Operating Cash Flow Definition and Reconciliation
Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by UPC Holding’s chief operating decision maker to evaluate segment operating performance and to decide how to allocate resources to segments. As UPC Holding uses the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, depreciation and amortization, related party management fees, and impairment, restructuring and other operating charges or credits). UPC Holding believes operating cash flow is meaningful because it provides investors a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that are used by our internal decision makers. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and benchmarking between segments in the different countries in which we operate and identify strategies to improve operating performance. For example, our internal decision makers believe that the inclusion of impairment and restructuring charges within operating cash flow would distort the ability to efficiently assess and view the core operating trends in our segments. A reconciliation of UPC Holding’s total segment operating cash flow to UPC Holding’s operating income is presented below for the three and six months ended June 30, 2006 and 2005, respectively. Investors should view operating cash flow as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings, cash flow from operating activities and other GAAP measures of income.

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
	amounts in millions		amounts in millions
Total segment operating cash flow	€181.8	€147.4	€368.6	€302.9
Stock-based compensation expense	(3.9)	(7.4)	(8.7)	(10.4)
Depreciation and amortization	(154.1)	(110.5)	(302.7)	(211.9)
Related party management (fees) credits	0.8	(2.5)	1.2	(4.4)
Impairment, restructuring and other operating charges (credits)	(0.0)	6.2	(2.2)	6.3

Operating income	€24.6	€33.2	€56.2	€82.5

Summary of Third Party Debt and Cash and Cash Equivalents
The following table details UPC Holding’s consolidated third party debt and cash and cash equivalents as of June 30, 2006 and March 31, 2006:

	As of	As of
	June 30,	March 31,
	2006	2006
	amounts in millions
UPC Broadband Holding Bank Facility	€3,213.4	€3,277.2
UPC Holding 7 3/4% Senior Notes due 2014	500.0	500.0
UPC Holding 8 5/8% Senior Notes due 2014	300.0	300.0
Other debt, including capital lease obligations	3.5	11.2

Total third party debt	€4,016.9	€4,088.4

Cash and cash equivalents	€159.2	€67.7

As of June 30, 2006, total third party debt, including other debt and capital lease obligations was €4,017 million, while cash and cash equivalents were €159 million. From the €1.0 billion in revolvers and redrawable term loan facilities of UPC Broadband Holding B.V. (UPC Broadband Holding) pursuant to the UPC Broadband Holding Bank Facility, we had approximately €975 million of undrawn commitments of which we estimate we had approximately €310 million of availability, subject to completion of second quarter bank reporting requirements. The change in total third party debt from the previous period is primarily due to the drawdown of the new Facility J and K term loans, repayment of Facilites F, G and H and foreign exchange translation differences from our U.S. dollar denominated facilities.
In May, the UPC Broadband Holding Bank Facility was amended to refinance the Facility F, G and H term loans and raise an additional €110 million for general corporate purposes, with borrowings under new Facility J and K term loans. The amounts borrowed under Facilities J and K aggregated €1.8 billion and $1.775 billion with each denomination split evenly between Facilities J and K. Borrowings denominated in Euro under Facility J and K bear interest at an initial margin of 2.25% above EURIBOR. Borrowings denominated in U.S. dollars under Facilities J and K bear interest at an initial margin of 2.00% above LIBOR. Both facilities are to be repaid in one installment with the outstanding borrowings under Facilities J and K due and payable on March 31, 2013 and December 31, 2013, respectively. As a result of this refinancing, UPC Broadband Holding reduced its cost of borrowing and extended its debt maturities.
On June 19, 2006, we received the cash proceeds from the sale of UPC Sweden and were required to use €150 million of the proceeds to prepay Facility I under the UPC Broadband Holding Bank Facility.
On July 3, 2006, UPC Broadband Holding completed a new €830 million multicurrency repayable and redrawable term loan facility (Facility L), which replaces the €500 million multicurrency revolving credit facility (Facility A) due 2008. Facility L increased the size of our redrawable credit facilities to €1,330 million. Borrowings under Facility L bear interest at the applicable reference rate plus 225 basis points and mature in full in July 2012.
Also, on July 19, 2006, we closed the sale of UPC France. As per the terms of the UPC Broadband Holding Bank Facility, we are required to use €290 million of the cash proceeds for prepayment purposes. We have placed cash proceeds equal to the €290 million in a restricted account that is reserved for the prepayment of the facility.
Following the public offer for the shares of Priority Telecom N.V. (“Priority”), by chellomedia Priority B.V., a wholly owned subsidiary of chellomedia B.V., and Priority’s subsequent de-listing from the Euronext Amsterdam, in the third quarter Priority Telecom Netherlands B.V. and Priority Telecom GmbH, were acquired by UPC Broadband Holding B.V.
Finally, Liberty Global has recently entered into an arrangement to purchase Karneval s.r.o. and Forecable s.r.o. (“Karneval”), the second largest cable provider in the Czech Republic for an estimated purchase price of €322.5 million, subject to regulatory approval. Assuming completion, Liberty Global and UPC Broadband intend to transfer Karneval into UPC Broadband Holding.
Covenant Calculations
Based on the results for June 30, 2006 and subject to the completion of second quarter bank reporting requirements, the ratio of Senior Debt to Annualised EBITDA (last two quarters annualized) for UPC Holding, as defined and calculated in accordance with the UPC Broadband Holding Bank Facility, was 3.64x8. The ratio of Total Debt to Annualised EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility was 4.56x8.

[8]	Debt in the covenant calculations utilize debt figures which take into account currency swaps. Thus, the debt used in the calculations may differ from the debt balances reported within the financial statements.

Capital Expenditure Summary
UPC Holding’s capital expenditures were approximately €136 million and €102 million for the three months ended June 30, 2006 and 2005, respectively. For the six months ended June 30, capital expenditures were €225 million in 2006 and €176 million in 2005.
Explanation of Calculation of Rebased 2005 Amounts:
For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the first six months of 2006, we have adjusted our historical revenue and OCF for the three and six months ended June 30, 2005 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2005 and 2006 in our rebased amounts for the three and six months ended June 30, 2005 to the same extent that the revenue and OCF of such entities are included in our results for the three and six months ended June 30, 2006 and (ii) reflect the translation of our rebased amounts for the three and six months ended June 30, 2005 at the applicable average exchange rates that were used to translate our results for the three and six months ended June 30, 2006. The acquired entities that have been included in the determination of our rebased revenue and OCF for the three and six months ended June 30, 2005 include, as applicable, NTL Ireland, Astral, certain Canal+ subscribers purchased by the Netherlands, Telemach, INODE, and two smaller acquisitions in Europe. We have reflected the revenue and OCF of these acquired entities in our 2005 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between U.S. GAAP and local GAAP, (ii) any significant effects of post-acquisition purchase accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other appropriate items. As we did not own or operate these businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical 2006 results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our 2005 rebased amounts have not been prepared with a view towards complying with Article 11 of the SEC’s Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased 2005 amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing 2006 growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance for 2005. Therefore, we believe our rebased data is not a non-GAAP measure as contemplated by Regulation G or item 10 of Regulation S-K.

Operating Data Table

	UPC Holding BV Consolidated Operating Data - June 30, 2006
		Two-way			Video					Internet		Telephone
	Homes	Homes	Customer	Total	Analog Cable	Digital Cable	DTH	MMDS	Total	Homes		Homes
	Passed (1)	Passed (2)	Relationships (3)	RGUs (4)	Subscribers (5)	Subscribers (6)	Subscribers (7)	Subscribers (8)	Video	Serviceable (9)	Subscribers (10)	Serviceable (11)	Subscribers (12)
Europe
The Netherlands	2,659,500	2,576,900	2,208,700	3,077,900	1,859,200	345,500	—	—	2,204,700	2,576,900	526,000	2,417,800	347,200
Austria	962,400	959,100	665,900	1,027,500	449,300	46,200	—	—	495,500	959,100	366,000	925,300	166,000
Ireland	850,100	259,300	591,500	630,200	296,300	177,900	—	115,400	589,600	259,300	40,300	24,200	300
Belgium	186,400	186,400	145,600	168,700	125,700	5,100	—	—	130,800	186,400	37,900	—	—

Total Western Europe	4,658,400	3,981,700	3,611,700	4,904,300	2,730,500	574,700	—	115,400	3,420,600	3,981,700	970,200	3,367,300	513,500

Hungary	1,077,500	962,600	1,009,700	1,198,900	729,400	—	176,800	—	906,200	962,600	168,200	965,200	124,500
Poland	1,918,100	1,063,400	1,019,200	1,172,700	996,500	—	—	—	996,500	1,063,400	148,800	999,600	27,400
Czech Republic	752,800	442,500	440,900	507,300	297,400	—	117,300	—	414,700	442,500	91,000	440,000	1,600
Romania	1,918,100	1,041,400	1,331,200	1,457,400	1,318,600	3,100	9,400	—	1,331,100	911,900	81,800	878,600	44,500
Slovak Republic	433,100	245,800	299,500	323,200	253,300	—	17,100	26,500	296,900	229,700	26,300	—	—
Slovenia	131,700	84,800	113,300	134,000	113,300	—	—	—	113,300	84,800	20,700	—	—

Total Central and Eastern Europe	6,231,300	3,840,500	4,213,800	4,793,500	3,708,500	3,100	320,600	26,500	4,058,700	3,694,900	536,800	3,283,400	198,000

Total Europe	10,889,700	7,822,200	7,825,500	9,697,800	6,439,000	577,800	320,600	141,900	7,479,300	7,676,600	1,507,000	6,650,700	711,500

Total Continuing Operations	10,889,700	7,822,200	7,825,500	9,697,800	6,439,000	577,800	320,600	141,900	7,479,300	7,676,600	1,507,000	6,650,700	711,500

Disc Operations — France	4,615,100	3,365,000	1,612,400	2,011,000	935,700	573,800	—	—	1,509,500	3,365,000	316,000	2,677,300	185,500

Grand Total	15,504,800	11,187,200	9,437,900	11,708,800	7,374,700	1,151,600	320,600	141,900	8,988,800	11,041,600	1,823,000	9,328,000	897,000

Footnotes to Operating Data Table:
(1)	Homes Passed are homes that can be connected to our networks without further extending the distribution plant, except for direct-to-home (DTH) and Multi-channel Multipoint Distribution System (MMDS) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. With respect to MMDS, one home passed is equal to one MMDS subscriber. Due to the fact that we do not own the unbundled loop and shared access network used by INODE in Austria, we do not report homes passed for INODE.
(2)	Two-way Homes Passed are homes where customers can request and receive the installation of a two-way addressable set-top converter, cable modem, transceiver and/or voice port which, in most cases, allows for the provision of video and Internet services and, in some cases, telephone services. Due to the fact that we do not own the unbundled loop and shared access network used by INODE in Austria, we do not report homes passed for INODE.
(3)	Customer Relationships are the number of customers who receive at least one level of service without regard to which service(s) they subscribe. We exclude mobile customers from customer relationships.
(4)	Revenue Generating Unit (RGU) is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephone subscriber. A home may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephone service and high-speed broadband Internet access service, the customer would constitute three RGUs. Total RGUs is the sum of Analog, Digital Cable, DTH, MMDS, Internet and Telephone subscribers. In some cases, non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers choose to disconnect after their free service period.
(5)	Analog Cable Subscriber is comprised of video cable customers that are counted on a per connection basis or an equivalent billing unit (EBU) basis. We have approximately 0.65 million “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service with only a few channels. An analog cable subscriber is not counted as a digital cable subscriber.
(6)	Digital Cable Subscriber is a customer with one or more digital converter boxes or an EBU that receives our digital video service. We count a subscriber with one or more digital converter boxes that receives our digital video service as just one subscriber. A digital subscriber is not counted as an analog subscriber. As we migrate customers from analog to digital video services, we report a decrease in our analog subscribers equal to the increase in our digital subscribers. In the Netherlands, where our mass digital migration project is underway, a subscriber is moved from the analog subscriber count to the digital subscriber count when such subscriber accepts delivery of our digital converter box and agrees to accept digital video service regardless of when the subscriber begins to receive our digital video service. The digital video service and the digital converter box are provided at the analog rate for six months after which the subscriber has the option to discontinue the digital service or pay an additional amount to continue to receive the digital service. An estimated 10% to 15% of the Netherlands digital cable subscribers at June 30, 2006 have accepted but not installed their digital converter boxes.
(7)	DTH Subscriber is a home or commercial unit that receives our video programming broadcast directly to the home via a geosynchronous satellite.
(8)	MMDS Subscriber is a home or commercial unit that receives our video programming via a multipoint microwave (wireless) distribution system.
(9)	Internet Homes Serviceable are homes that can be connected to our broadband networks, where customers can request and receive Internet access services. With respect to INODE, we do not report Internet homes serviceable as INODE’s service is not delivered over our network but instead is delivered over an unbundled loop, or in certain cases, over a shared access network.
(10)	Internet Subscriber is a home or commercial unit or an EBU with one or more cable modem connections to our broadband networks, where a customer has requested and is receiving high-speed Internet access services. At June 30, 2006, our Internet Subscribers in Austria included 75,200 residential digital subscriber lines or DSL subscribers of INODE that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services via resale arrangements or from dial-up connections.
(11)	Telephone Homes Serviceable are homes that can be connected to our networks, where customers can request and receive voice services. With respect to INODE, we do not report telephone homes serviceable as service is delivered over an unbundled loop rather than our network.
(12)	Telephone Subscriber is a home or commercial unit or EBU connected to our networks, where a customer has requested and is receiving voice services. Telephone subscribers as of June 30, 2006, exclude an aggregate of 106,400 mobile telephone subscribers in the Netherlands. Mobile telephone services generate a significantly lower ARPU than broadband or Voice-over-Internet Protocol or “VoIP” telephone services. Also, our Telephone subscribers do not include customers that receive services via resale arrangements. At June 30, 2006, our Telephone subscribers in Austria included 16,800 residential subscribers of INODE.
Additional General Notes to the Table:
Table excludes systems owned by affiliates that were not consolidated for financial reporting purposes as of June 30, 2006, or that were acquired after June 30, 2006. Subscriber information for recently acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies. While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience, and (v) other factors adds complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.
With respect to commercial establishments, such as bars, hotels and hospitals, to which we provide video and other services primarily for the patrons of such establishments, the subscriber count is generally calculated on an EBU basis by our subsidiaries. EBU is calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. On a business-to-business basis, certain of our subsidiaries provide data, telephony and other services to businesses, primarily in Ireland and Romania. We generally do not count customers of these services as subscribers, customers or RGUs.